Exhibit 99.1

Investor Contact:

The Investor Relations Group

Erika Moran/Dian Griesel, Ph.D.

Media Contact: Janet Vasquez

Phone: 212-825-3210

Unigene Reports Financial Results

For First Quarter 2009

BOONTON, N.J. – May 11, 2009 — Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) has reported its financial results for the quarter ended March 31, 2009.

Revenue for the three months ended March 31, 2009 was $3,191,000, compared to $4,314,000 for the three months ended March 31, 2008. Revenue for both periods primarily consisted of Fortical sales and royalties, which were $2,636,000 for the three months ended March 31, 2009, and $3,791,000 for the three months ended March 31, 2008. Fortical royalties were $1,326,000 for the three months ended March 31, 2009, compared to $1,138,000 for the three months ended March 31, 2008. Fortical sales were $1,309,000 for the three months ended March 31, 2009, compared to $2,652,000 for the three months ended March 31, 2008. Fortical sales and royalties fluctuate each quarter based upon the timing of orders received from our partner and the timing and pricing of our partner’s shipments to its customers.

Net loss for the three months ended March 31, 2009 was $3,275,000, or $.04 per share, compared to a net loss of $1,853,000, or $.02 per share, for the three months ended March 31, 2008.

Total operating expenses were $5,444,000 for the three months ended March 31, 2009, a decrease of $417,000 from $5,861,000 for the three months ended March 31, 2008.

Cash at March 31, 2009 was $4,424,000, a decrease of approximately $4,159,000 from December 31, 2008. Expenditures related to our oral calcitonin and oral PTH programs were approximately $2,100,000. Accounts receivable at March 31, 2009 were $3,025,000.

Following are recent highlights and developments that will be discussed during Tuesday’s earnings call:

•

According to IMS, in February 2009, Fortical® had a 58% share of U.S. nasal calcitonin prescriptions, similar to the 60% November market share achieved prior to the early December launch of two products generic to Miacalcin, but not to Fortical. Although the impact of these products on prescriptions has been minimal through February, we cannot predict the long-term effect on Fortical sales and royalties. Fortical remains the most frequently prescribed nasal calcitonin product in the U.S.

•

In March, we reported that our improved Enteripep® PTH tablets were able to consistently deliver therapeutic blood levels of the drug with significantly reduced variability in a Phase I study involving twenty-four postmenopausal women. The resulting average blood levels exceeded those that have been shown in third party studies using injectable PTH to stimulate bone growth in osteoporotic women. No serious or unexpected adverse events were reported.

•	In February, we announced the completion of a clinical study that suggested that our oral tablet formulation of calcitonin, based on our Enteripep technology, may protect bone even more effectively if it is administered at night. The rate at which bone resorption (loss) occurs follows a diurnal rhythm, with the greatest bone loss occurring at night. The therapeutic benefit from an osteoporosis medication that reduces bone resorption would therefore be expected to be maximal with nighttime dosing.

•

In January, we presented data at a Canadian symposium regarding a novel peptide that has been shown to reduce food consumption in animals. The peptide, currently designated UGL269, is an analog of a natural peptide hormone, and was designed by Unigene scientists. The ability of UGL269 to reduce food intake was superior to that of other peptides reported to decrease food intake, including an analog of PYY, a peptide that has been investigated by pharmaceutical and drug delivery companies for food reduction. In the studies, oral administration of UGL269 resulted in a decrease in food intake by up to 50% and a significant decrease in body weight.

•

Last year we completed a financing agreement for $20 million in non-convertible notes with our largest institutional stockholder. We drew down $15 million in 2008 and $5 million remains available for future draw downs. We will probably need additional sources of cash, from revenue or other sources, to meet our requirements in the future.

Unigene will host a conference call tomorrow morning, Tuesday, May 12th at 9:00 AM EDT, to discuss its first quarter 2009 financial results and to provide a Company update. The Company invites all those interested in hearing management’s discussion to join the call by dialing 877-407-0782 for participants in the United States and 201-689-8568 for international participants.

UNIGENE LABORATORIES, INC.

CONDENSED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:

Cash and cash equivalents	$4,424,479	$8,583,226
Accounts receivable	3,024,864	4,635,036
Inventory, net	3,134,517	3,180,019
Prepaid interest	—	525,000
Prepaid expenses and other current assets	3,484,758	1,994,077

Total current assets	14,068,618	18,917,358

Noncurrent inventory	2,931,208	1,649,690
Property, plant and equipment, net	3,970,395	4,023,434
Patents and other intangibles, net	2,098,422	2,064,182
Investment in joint venture	1,530,302	1,447,418
Deferred financing costs, net	350,714	385,787
Other assets	204,638	153,110

Total assets	$25,154,297	$28,640,979

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$748,637	$708,134
Accrued expenses	1,933,851	2,038,902
Current portion - deferred licensing fees	1,256,756	1,256,756

Total current liabilities	3,939,244	4,003,792

Notes payable – Levys	15,737,517	15,737,517
Note payable-Victory Park-net of discount of $1,396,872	13,140,334	13,463,439
In 2009 and $1,536,561 in 2008
Accrued interest – principally to Levys	2,435,843	2,094,973
Accrued expenses, excluding current portion	277,908	370,544
Deferred licensing fees, excluding current portion	10,411,879	10,726,069
Deferred compensation	378,163	371,146
Due to joint venture partner, net of discount of $109,866 in 2009 and $129,043 in 2008	865,134	845,957

Total liabilities	47,186,022	47,613,437

Commitments and contingencies
Stockholders’ deficit:

Common Stock - par value $.01 per share, authorized 135,000,000 shares, issued and outstanding: 90,262,763 shares in 2009 and 90,195,520 shares in 2008	902,628	901,955
Additional paid-in capital	109,673,044	109,457,677
Accumulated deficit	(132,607,397)	(129,332,090)

Total stockholders’ deficit	(22,031,725)	(18,972,458)

Total liabilities and stockholders’ deficit	$25,154,297	$28,640,979

UNIGENE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2009	2008
Revenue:
Product sales	$1,309,453	$2,652,454
Royalties	1,326,155	1,138,363
Licensing revenue	314,190	314,190
Development fees and other	241,618	209,091

	3,191,416	4,314,098

Operating expenses:
Research, development and facility expenses	2,686,717	2,124,855
Cost of goods sold	478,370	1,589,794
General and administrative	2,278,945	2,146,093

	5,444,032	5,860,742

Operating loss	(2,252,616)	(1,546,644)

Other income (expense):
Interest income	41,726	19,281
Interest expense	(1,065,298)	(324,812)
Loss from investment in joint venture	(65,295)	(1,091)
Gain on technology transfer to joint venture	66,176	—

Loss before income taxes	(3,275,307)	(1,853,266)

Income tax expense	—	—

Net loss	$(3,275,307)	$(1,853,266)

Loss per share – basic and diluted:
Net loss per share	$(0.04)	$(0.02)

Weighted average number of shares outstanding - basic and diluted	90,080,066	87,753,715

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 265-1100 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.